Exhibit 3.12
CERTIFICATE OF FORMATION
OF
RAC NATIONAL PRODUCT SERVICE, LLC
     The undersigned, a natural person of the age of eighteen (18) years or more, acting as organizer of a limited liability company under the Delaware Limited Liability Company Act (“Act”), does hereby adopt the following Certificate of Formation.
ARTICLE ONE
     The name of the limited liability company is RAC National Product Service, LLC (the “Company”).
ARTICLE TWO
     The period of duration for the Company is perpetual.
ARTICLE THREE
     The purpose for which the Company is organized is to engage in any lawful business activity for which limited liability companies may be organized under the Act, subject to the limitations of law and any limitations that may be imposed by the Company’s Operating Agreement.
ARTICLE FOUR
     The principal place of business of the Company is 5700 Tennyson Parkway, Third Floor, Plano, Texas 75024.
ARTICLE FIVE
     The street address of the initial registered office of the Company is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its initial registered agent at such address is The Corporation Trust Company.
ARTICLE SIX
     The management of the Company is hereby reserved to the managers. The names and addresses of the initial managers are as follows:

Name	Address
Mark E. Speese	5700 Tennyson Parkway Third Floor Plano, Texas 75024

Mitchell E. Fadel	5700 Tennyson Parkway Third Floor Plano, Texas 75024

ARTICLE SEVEN
     The name and address of the organizer is Owen M. Scheurich, c/o Winstead Sechrest & Minick P.C., 5400 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270.
ARTICLE EIGHT
     To the full extent permitted by Delaware law, the Company may and has the power to indemnify and hold harmless any member, manager, officer or other person on the terms and conditions as set forth in the Company’s Operating Agreement.
ARTICLE NINE
     This Certificate of Formation may be amended, modified, supplemented or restated in any manner permitted by applicable law and approved by the affirmative vote of the members as provided in the Company’s Operating Agreement.
     IN WITNESS WHEREOF, I have hereunto set my hand this 14th day of April, 2004.

/s/ Owen M. Scheurich
Owen M. Scheurich

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC LIMITED LIABILITY COMPANIES
Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Act, the undersigned limited liability company executed the following Certificate of Merger:
FIRST: The name of the surviving limited liability company is RAC National Product Service, LLC, a Delaware Limited Liability Company and the name of the limited liability company being merged into this surviving limited liability company is RAC Military Product Service, LLC a Delaware Limited Liability Company.
SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent limited liability companies.
THIRD: The name of the surviving limited liability company is RAC National Product Service, LLC, a Delaware Limited Liability Company.
FOURTH: The merger is to become effective on 11:59pm Eastern 12/31/09.
FIFTH: The Agreement of Merger is on file at 5501 Headquarters Drive, Plano, TX 75024, the place of business of the surviving limited liability company.
SIXTH: A copy of the Agreement of Merger will be furnished by the surviving limited liability company on request, without cost, to any member of the constituent limited liability companies.
IN WITNESS WHEREOF, said surviving limited liability company has caused this certificate to be signed by an authorized person, the 21st day of December, A.D., 2009.

By:	/s/ Ronald D. Demoss
Authorized Person
	Name:	Ronald D. Demoss
	Title:	Secretary